Exhibit 10.50

CERTAIN INFORMATION INDICATED BY [ * * * ] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

MASTER NETTING, SETOFF, CREDIT AND SECURITY AGREEMENT

(HERON LAKE, MINNESOTA)

THIS MASTER NETTING, SETOFF, CREDIT AND SECURITY AGREEMENT (the “Master Agreement”) is dated and made effective as of September 1, 2011, by and between HERON LAKE BIOENERGY, LLC, a Minnesota limited liability company (“Producer”), and GAVILON, LLC, a Delaware limited liability company (“Gavilon”) (each of Producer and Gavilon is a “Party” and together they are collectively referred to as the “Parties.”)

RECITALS:

(a)                                  Producer and Gavilon are Parties to a certain Corn Supply Agreement (“Corn Supply Agreement”) and a certain Ethanol and Distiller’s Grains Marketing Agreement (“Ethanol and DDG Agreement”), each of even date herewith (collectively, the “Supply Agreements”).

(b)                                 The Supply Agreements require each Party to make payment to, and to perform various supply and other obligations for, the other Party.

(c)                                  Gavilon, Producer and Producer’s wholly-owned subsidiary Lakefield Farmers Elevator, LLC, are parties to that certain Corn Storage Agreement, of even date herewith (“Storage Agreement”).

(d)                                 Each Party desires to have the right to setoff, net, liquidate and complete the transactions under the Supply Agreements and the Storage Agreement in accordance with the terms hereof, and this Master Agreement is entered into in reliance on the Parties’ agreements herein.

(e)                                  The Parties further desire to set forth and establish certain credit and security obligations required in connection with the Supply Agreements and Storage Agreement (if applicable).

AGREEMENT:

NOW, THEREFORE, in consideration of the above recitals and the mutual promises and covenants set forth herein, Gavilon and Producer mutually agree as follows:

1.                                       Definitions.  Except as defined herein or on Exhibit “A”, all capitalized terms shall have the meanings given to them in the Supply Agreements.

2.                                       Netting of Payments.

2.1                                 Payment Dates.  Any invoices received and owed by the Parties pursuant to the Supply Agreements during each week shall be due and payable five (5) Business Days following receipt of the Netting Statement, in each case subject to the provisions set forth in Section 2.5 (each a “Payment Date”).

2.2                                 Netting Statements.  Each week Gavilon shall provide Producer with a netting statement which identifies the Parties’ respective payment obligations under the Supply Agreements for the prior week (the “Netting Statement”), and the difference of the greater amount owed by either Party less the amount owed by the other Party (the “Net Settlement”).  By way of example and not limitation, any invoices received and owed by the Parties pursuant to the Supply Agreements during the week of January 1-7, 2012 shall be identified in a Netting Statement issued by Gavilon during the week of January 8—14, 2012.  Gavilon shall determine the day of the week that Netting Statements shall be issued and shall thereafter maintain the same day of the week for issuing such Statements, in each case subject to the provisions set forth in Section 2.5.  Each Netting Statement shall include the cost of the Corn to Producer for any Limited Sales (as defined in the Corn Supply Agreement) made by Producer during the applicable payment period.  The Net Settlement shall be paid by the Party owing the greater amount.  Payment shall be made via wire transfer to the other Party on the applicable Payment Date.

2.3                                 [ * * * ].

2.4                                 Disputed Amounts.  Producer may, within three (3) Business Days of receiving a Netting Statement, notify Gavilon of any initial disputes it may have with respect to such Netting Statement.  If any portion of the Net Settlement remains subject to dispute as of an applicable Payment Date, the disputed amount shall nonetheless be paid and then resolved pursuant to the terms of the applicable Supply Agreement.  Any refund or additional amounts owed by either Party to the other Party shall be promptly paid upon resolution of the dispute.  In the event that any disputed amount is not resolved within thirty (30) days after the Payment Date applicable to the disputed amount, then interest shall begin to accrue on the refund or additional amounts determined to be owed by either Party to the other Party until paid in full at the per annum rate equal to the lesser of (A) [ * * * ] plus [ * * * ] basis points or (B) [ * * * ], whereby such interest rate shall be adjusted periodically based upon rates then in effect.  Notwithstanding the foregoing procedures, no failure on the part of Producer to notify Gavilon of any initial dispute it may have with respect to a Netting Statement within three (3) Business Days of receiving such Netting Statement shall operate as a waiver of Producer’s right to finally and fully dispute a Netting Statement within one (1) year of the date of any Netting Statement, and the Parties acknowledge and agree that such one-year period is reasonable regardless of any audit rights under the Supply Agreements.

2.5                                 Holidays.  If the Payment Date falls on a Saturday or Holiday other than a Monday, payment shall be made on the preceding banking day.  If the Payment Date falls on a Sunday or Monday Holiday, payment shall be made on the succeeding banking day.  In addition, the second Payment Date in the month of February shall occur on the last day of such month (for deliveries occurring during days 14 through 26 of such month).

3.                                       Credit and Security Requirements.

3.1                                 Credit Requirements.  If at any time and from time to time during the Term (and notwithstanding whether an event of default has occurred under the Supply Agreements) a Party’s (the “Secured Party”) Exposure, as determined by the

Valuation Agent, exceeds the Threshold Amount applicable to the other Party (the “Pledgor”) (such excess amount herein called the “Delivery Amount”), the Secured Party may provide notice of such Delivery Amount to the Pledgor.  Upon receipt of written notice of the existence of a Delivery Amount, the Pledgor shall deliver Margin to the Secured Party in an amount equal to the Delivery Amount (less the amount of any other Margin then held by Secured Party in excess of the Threshold Amount), subject to the Margin rounding provisions in Section 3.2 of this Master Agreement.  Such Delivery Amount shall be due by 5:00 p.m. on the Business Day following the Pledgor’s receipt of the Secured Party’s request for such Delivery Amount, if such request is received by 12:00 p.m.  If such request is received after 12:00 p.m., then such Delivery Amount shall be due by 5:00 p.m. on the second Business Day following the Pledgor’s receipt of such demand.

On any Business Day (but no more frequently than weekly with respect to any Letters of Credit and daily with respect to cash), the Pledgor, at its sole cost, may request that the amount of Margin held by the Secured Party be reduced by the amount (the “Return Amount”) by which the Margin previously delivered by the Pledgor exceeds (i) the amount corresponding to the Secured Party’s Exposure (as determined by the Valuation Agent), minus (ii) the Pledgor’s Threshold Amount.  Any Return Amount shall (i) be rounded as provided herein, and (ii) be delivered to the Pledgor within two (2) Business Days of the Pledgor’s request therefor.

3.2                                 Rounding.  Any Delivery Amount shall be rounded upwards to the next whole multiple of $10,000 and any Return Amount shall be rounded downward to the next whole multiple of $10,000 unless the Return Amount is $9,999.99 or less, in which case the Return Amount shall be rounded to zero.

3.3                                 Security Interests.

3.3.1                        Posted Margin.  Each Party, as the Pledgor, hereby pledges and grants to the other Party, as the Secured Party, as security for its obligations under this Master Agreement, a first priority continuing security interest in all Margin transferred to or received by the Secured Party hereunder and all distributions and proceeds and products of any non-cash Margin (collectively, the “Posted Margin”).  Upon the transfer by the Secured Party back to the Pledgor of any amount of Posted Margin, the security interest granted hereunder in that amount of Posted Margin will be released immediately and, to the extent possible, without any further action by either Party.  Upon demand made by the Secured Party, the Pledgor shall execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by the Secured Party to create, preserve, perfect or validate any security interest or lien granted hereunder, to enable the Secured Party to exercise or enforce its rights hereunder with respect to Posted Margin or to effect or document a release of a security interest in Posted Margin.  The Pledgor will promptly give notice to the Secured Party of, and defend against, any suit, action, proceeding or lien that involves Posted Margin transferred by the Pledgor or that could adversely affect the security interest granted by it hereunder.

The Secured Party will exercise due care to assure the safe custody of all Posted Margin under laws applicable to custodians of funds.  Except as specified in the preceding sentence, the Secured Party will have no duty with respect to Posted Margin, including, without limitation, any duty to collect any distributions, or to enforce or preserve any rights pertaining thereto.  The Secured Party will be entitled to hold Posted Margin in accordance with the terms hereof so long as it is not a defaulting Party and, in such event, shall appoint a non-affiliate independent custodian in the business of acting as custodian of funds to hold such Posted Margin on its behalf; provided, however, the long-term unsubordinated unsecured debt of the custodian is rated at least “A” by S&P or at least “A2” by Moody’s.  Posted Margin shall in any case be held only in the continental United States.

3.3.2                        Producer’s Non-Fixed Assets.  Subject to obtaining consent from Producer’s senior lender(s) in the form of either Exhibit “C” attached hereto or an intercreditor agreement mutually agreed upon between Gavilon and such senior lender(s), Producer hereby grants to Gavilon a first priority continuing security interest in, and a right to set off against, any and all right, title and interest of Producer in and to all of the following, whether now owned or existing or owned, acquired or arising hereafter (collectively, the “Non-Fixed Assets”): (i) the Corn (as defined in the Corn Supply Agreement), (ii) the Ethanol Product and Co-Product (each as defined in the Ethanol and DDG Agreement), (iii) the Grain (as defined in the Storage Agreement), if applicable, (iv) the work in process at the Plant, (v) the transactions arising under the Supply Agreements and (vi) all accounts, claims, general intangibles, letter-of-credit rights, money, receivables, accessions or other proceeds arising from any or all of the foregoing, with each such term in this provision (vi) having the meaning as set forth in the UCC.  Upon demand made by Gavilon, Producer shall execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by Gavilon to create, preserve, perfect or validate any security interest or lien granted hereunder, to enable Gavilon to exercise or enforce its rights hereunder with respect to Non-Fixed Assets or to effect or document a release of a security interest in Non-Fixed Assets.  Producer will promptly give notice to Gavilon of, and defend against, any suit, action, proceeding or lien that involves Non-Fixed Assets transferred by Producer or that could adversely affect the security interest granted by it hereunder.

Gavilon will exercise reasonable care to assure the safe custody of all Non-Fixed Assets, and, in any event, Gavilon will be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property.  Except as specified in the preceding sentence, Gavilon will have no duty with respect to the Non-Fixed Assets, including, without limitation, any duty to collect any distributions, or to enforce or preserve any rights pertaining thereto.  Gavilon will be entitled to hold Non-Fixed Assets so long as it is not a defaulting Party and, in such event, shall appoint a custodian to hold such Non-Fixed Assets on its behalf; provided, however, the long-term unsubordinated unsecured debt of the custodian is rated at least “A” by

S&P or at least “A2” by Moody’s.  Non-Fixed Assets shall in any case be held only in the continental United States.

3.4                                 Representations, Warranties and Covenants.  Each of Producer and Gavilon (as applicable) represents, warrants and covenants to the other that:

(a)                                  Except as set forth in Sections 3.3.1 and 3.3.2 and as allowed under Section 5.3, it has not assigned, transferred, created or permitted to exist any lien or other encumbrance on, or otherwise disposed of, or purported to assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of, the Posted Margin, the Non-Fixed Assets or any of its rights to any amounts that may be owed to it under the Supply Agreements to any third party, and covenants that, so long as this Master Agreement is in effect, it will not assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of or purport to assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of, the Posted Margin, the Non-Fixed Assets or any of its rights to any amounts that may be owed to it under the Supply Agreements, to any third party; provided, however, Producer may dispose of the Ethanol Product and Co-Product to a third party under certain circumstances as allowed under the Supply Agreements;

(b)                                 Subject to Gavilon entering into an intercreditor agreement with Producer’s senior lender(s) as described in Section 3.3.2 above, this Agreement creates a valid security interest in favor of Gavilon, for the benefit of Gavilon, in the Non-Fixed Assets and Posted Margin of Producer and, when properly perfected by filing, shall constitute a valid and perfected, first priority security interest in the Non-Fixed Assets and Posted Margin to the extent such security interest can be perfected by filing under the UCC;

(c)                                  It shall not, without providing ten (10) days prior written notice to the other Party, (i) change its name or state of formation or (ii) use any trade name other than as set forth on Schedule 3.4(c) hereto;

(d)                                 It is not relying upon any representations of the other Party other than those expressly set forth in this Master Agreement, the Supply Agreements or any confirmation issued pursuant thereto;

(e)                                  It has entered into this Master Agreement with a full understanding of the material terms and risks of the same, and it is capable of assuming those risks; and

(f)                                    The Parties agree that this Master Agreement, the Supply Agreements, and the transactions thereunder form a single integrated agreement.  Each Party has received consideration hereunder for its agreement to treat each of the Supply Agreements and this Master Agreement as one integrated agreement.

3.5                                 Interest on Margin.  Assuming no event of default has occurred as set forth in Section 4.1 with respect to the Pledgor, the Secured Party will transfer to the Pledgor, by no later than the tenth (10th) day of each month, the interest amount (calculated at a percentage equal to the lesser of (i) [ * * * ] plus [ * * * ] basis points, or (ii) [ * * * ], whereby such interest rate shall be adjusted periodically based upon rates then in effect), attributable to any cash Margin posted by the Pledgor during the time such Margin is held by the Secured Party during the previous month, as calculated by the Valuation Agent.  Any such interest amount or portion thereof which is not transferred to the Pledgor pursuant to this Section 3.5 will constitute Posted Margin and will be subject to the security interest granted under Section 3.3.1 of this Master Agreement.

3.6                                 Financial Information.  Each Party shall deliver to the other Party within forty-five (45) days following the end of each fiscal quarter and within one hundred twenty (120) days following the end of each fiscal year, as applicable, a copy of its quarterly financial statements and its annual report containing audited consolidated financial statements certified by independent certified public accountants.  In all cases the statements shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles, consistently applied.

4.                                       Close-Out/Remedies/Settlement.

4.1                                 Right to Close-Out Transactions; Remedies.  Upon the occurrence of an event of default or termination event set forth in (i) any or either of Sections 8.2 or 8.3 of the Corn Supply Agreement, (ii) Article 13 of the Ethanol and DDG Agreement , or (iii) Section 15 of the Storage Agreement, or (iv) upon a default of any payment obligation under this Master Agreement, and after the expiration of any applicable cure periods in any of the foregoing, if any, without the required cure being provided or undertaken (as applicable), the non-defaulting Party shall immediately have the right to close out (i.e., accelerate, terminate, liquidate and cancel) all (but not less than all) of the transactions under the Supply Agreements, other than those which in the commercially reasonable judgment of the non-defaulting Party are commercially impracticable or illegal to terminate, by providing written notice to the defaulting Party; however, no notice shall be required for the close-out of any transaction that has been closed out by its own terms prior to the delivery of such notice.

If an above-described event of default or termination event occurs (and following expiration of any applicable cure period), the non-defaulting Party shall have the right to: (i) withhold any payments and/or suspend performance for transactions under the applicable Supply Agreement, provided, however, that the right to suspend payment and/or performance under such transactions shall be limited to a single fourteen (14) day period, unless the non-defaulting Party has provided notice of close-out specifying an earlier termination date (in which event suspension of payment and performance may continue until such date); (ii) exercise rights of setoff, netting, recoupment and otherwise pursuant to the terms of this Master Agreement; (iii) retain, draw on, liquidate and apply any Margin delivered by the defaulting Party against amounts owed to the non-defaulting Party; and (iv) give notice to the defaulting Party specifying the relevant event of default and that the non-defaulting Party is exercising its rights pursuant to this Master Agreement by declaring the defaulting Party in default under the Supply Agreements or the Storage Agreement and all transactions thereunder, and designating a day, no earlier than three (3) days after the day such notice is effective and no later than twenty (20) days after such notice is effective, as the close-out date for all such transactions.  The non-defaulting Party’s exercise of rights pursuant to the terms hereof shall be without prejudice to any other or further exercise of rights or remedies which the non-defaulting

Party may possess, including, but not limited to, maintaining an action for breach of contract.

4.2                                 Additional Remedies.  In addition to the rights and remedies set forth in Section 4.1 above, upon the occurrence of an event of default and during the continuation thereof, Gavilon shall have the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected collateral) and, further, Gavilon may, with or without judicial process or the aid and assistance of others, (i) enter on any premises owned by Producer or its wholly-owned subsidiary Lakefield Farmers Elevator, LLC, or (to the extent lawful or permitted) any leased premises on which any of the Non-Fixed Assets may be located and, without resistance or interference by Producer, take possession of the Non-Fixed Assets, (ii) liquidate any Non-Fixed Assets on any such premises, (iii) require Producer to assemble and make available to Gavilon or its assigns at the expense of Producer any Non-Fixed Assets at any place and time designated by Gavilon that is reasonably convenient to both parties, (iv) remove any Non-Fixed Assets from any such premises for the purpose of effecting sale or other disposition thereof, and/or (v) without demand and without advertisement, notice, hearing or process of law, all of which Producer hereby waives to the fullest extent permitted by law, at any place and time or times, sell and deliver any or all Non-Fixed Assets held by or for it at public or private sale, at any exchange or broker’s board or elsewhere, by one or more contracts, in one or more parcels, for money, upon credit or otherwise, at such prices and upon such terms as Gavilon deems advisable, in its sole discretion (subject to any and all mandatory legal requirements).  Producer acknowledges that any private sale referenced above may be at prices and on terms less favorable to the seller than the prices and terms that might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner, provided such private sale is conducted and completed in accordance with applicable law under UCC (except as otherwise waived herein).  Gavilon’s disclaimer of warranties relating to the Non-Fixed Assets shall not be considered to adversely affect the commercial reasonableness of any sale.  In addition to all other sums due to Gavilon under this Master Agreement or the Supply Agreements, Producer shall pay Gavilon all reasonable out-of-pocket costs and expenses incurred by Gavilon, including, but not limited to, reasonable and documented attorneys’ fees of outside counsel and court costs, in obtaining or liquidating the Non-Fixed Assets or in enforcing payment of the secured obligations.  Producer agrees that any requirement of reasonable notice shall be met if such notice is personally served on or mailed, postage prepaid, to Producer in accordance with the notice provisions of the Corn Supply Agreement at least ten (10) days before the time of sale or other event giving rise to the requirement of such notice.  Gavilon shall not be obligated to make any sale or other disposition of the Non-Fixed Assets regardless of notice having been given.  To the extent permitted by applicable law, Producer hereby waives all of its rights of redemption with respect to any such sale.

4.3                                 Determination and Settlement of Settlement Amounts.  As of the close-out date specified by the non-defaulting Party: (i) all the transactions under the Supply Agreements shall be closed out (or, to the extent that in the commercially reasonable judgment of the non-defaulting Party it is impractical or illegal to close out certain of such transactions, such transactions shall instead be closed out on the date or dates determined by the non-defaulting Party occurring as soon after the close-out date as is reasonably practicable), subject to the rights of setoff, netting, recoupment, and otherwise as may be provided for herein or at law; provided, however, that if an obligation is unascertainable, the non-defaulting Party may, acting in a commercially reasonable manner, estimate the amount of such obligation and setoff, netting or recoup in respect of the estimate, subject to accounting to the defaulting Party when the obligation is ascertained; and (ii) the non-defaulting Party shall calculate the Settlement Amount for each terminated transaction or group of terminated transactions and determine the Settlement Amount with respect to each of the Supply Agreements, and shall calculate the resulting Final Net Settlement Amount.

Promptly after determination of the Final Net Settlement Amount, the non-defaulting Party shall determine the single amount (if any) payable by one Party to the other Party hereunder and provide the defaulting Party with a statement showing (in commercially reasonable detail) the calculation of the Final Net Settlement Amount.  If the Final Net Settlement Amount is a positive amount, then such amount shall be owed by the defaulting Party to the non-defaulting Party; and if the Final Net Settlement Amount is a negative amount, then the absolute value of such amount shall be owed by the non-defaulting Party to the defaulting Party, subject to the rights of the non-defaulting Party to setoff, recoup, withhold or suspend payment as set forth in this Master Agreement or at law.  The Final Net Settlement Amount shall be payable by the Party from whom such payment is due on the second (2nd) Business Day after which the statement is provided by the non-defaulting Party.  If all or any portion of the Final Net Settlement Amount is not paid on or before such date, then the unpaid amount shall bear interest at a rate equal to the lesser of (A) the Wall Street Journal Prime Rate of interest plus 175 basis points or (B) Gavilon’s internal rate of interest, whereby such interest rate shall be adjusted periodically based upon rates then in effect.

4.4                                 Setoff.  In the event the Final Net Settlement Amount is payable to the defaulting Party, the non-defaulting Party may, at its option and without prior notice to the defaulting Party, set off the Final Net Settlement Amount or any part thereof against any payment obligation of the defaulting Party (whether or not matured, contingent or invoiced) under any agreements, instruments or undertakings (including, but not limited to, any amounts owing under the Supply Agreements).  This right of setoff shall be without prejudice and in addition to any right of setoff, netting, recoupment, combination of accounts, lien, charge or other right to which the non-defaulting Party is at any time otherwise entitled (whether by operation of law, by contract or otherwise).  If an amount is unascertained, the non-defaulting Party may reasonably estimate the amount to be setoff.

4.5                                 Termination Due to Force Majeure.  The rights available to the non-defaulting Party under this Section 4 shall also be available to the Party that terminates any of the Supply Agreements due to Force Majeure.

5.                                       Miscellaneous.

5.1                                 Term.  This Master Agreement shall commence on the date hereof and continue in effect until the Supply Agreements and Storage Agreement have been terminated and all amounts owing thereunder or hereunder shall have been fully and indefeasibly paid.

5.2                                 Board of Governors.  As a material inducement for Gavilon to enter into this Master Agreement and the Supply Agreements, Producer hereby grants Gavilon the right to appoint one (1) observer (“Observer”) to each of (i) the Producer’s Board of Governors and (ii) the Producer’s Risk Management Committee as established by the Board of Governors.  Producer acknowledges that the primary objective for the Observer is to allow the Observer to learn more detailed information about Producer that would not otherwise be available to Gavilon by simply receiving the various financials and other reports as set forth in this Master Agreement and/or the Supply Agreements.  The Observer shall be allowed to participate in all meetings and discussions of the Board of Governors and the Risk Management Committee, and Producer shall provide the Observer with notice of all such meetings in accordance with the underlying organizational documents of the Producer which govern the Board of Governors and the Risk Management Committee; provided, however, the Observer shall not have any voting rights on the Board of Governors or the Risk Management Committee.  By appointing the Observer, Gavilon acknowledges that the Observer shall be allowed to ask questions during meetings of the Board of Governors and the Risk Management Committee, but as such will not normally contribute to the discussions of the Board of Governors or the Risk Management Committee unless called upon or otherwise encouraged to do so by the Chairman or other participants.  Producer and Gavilon each acknowledge and agree that, except as set forth in this Section 5.2, the Observer will not have any of the rights, duties or obligations of a regular member of the Board of Governors or the Risk Management Committee.  By entering into this Agreement, Gavilon acknowledges that its Observer shall maintain the confidentiality provisions as set forth in Section 5.18 hereof with regard to any information it receives from Producer while attending Board of Governors meetings.

5.3                                 Assignment.  Except as set forth herein, neither Party may assign this Master Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party.  A Change in Control of Producer or Gavilon shall be construed to be an assignment for purposes of this Section.  The above notwithstanding, (a) Producer may assign its rights under this Master Agreement and to receive any Net Settlement or Final Net Settlement Amount to a lender that provides working capital financing to Producer so long as such lender first executes the Consent attached as Exhibit “B” or enters into an intercreditor agreement with Gavilon upon terms deemed acceptable to Gavilon, and (b) Gavilon may: (i) transfer, sell, pledge, encumber or assign this Master Agreement in connection with any financing arrangements; or (ii) transfer or assign this Master Agreement to an affiliate.  In the event the Plant is sold by Producer, Producer shall assign this Master Agreement to the purchaser of the Plant and require the purchaser to assume all of Producer’s obligations hereunder, provided that such purchaser is reasonably acceptable to Gavilon.  No such assignment shall affect the rights or obligations of the Parties (including those with respect to netting and setoff) under this Master Agreement or any Confirmed Orders.  It is further agreed that no such assignment shall be permitted unless the Supply Agreements are similarly assigned in accordance with their terms.

5.4                                 Notices.  Any written notices required hereunder shall be given in accordance with the terms of the Supply Agreements.

5.5                                 Inurement.  This Master Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

5.6                                 Entire Agreement.  This Master Agreement, the Exhibits attached hereto, and the Supply Agreements (including Confirmed Orders issued pursuant thereto), constitute the entire agreement between the Parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the Parties or on their behalf relating to the matters contained herein are hereby terminated and canceled.  In the event of any conflict between the terms of this Master Agreement and any of the Supply Agreements, this Master Agreement shall govern.

5.7                                 Waiver.  No delay or omission in the exercise of any right, power or remedy hereunder shall impair such right, power or remedy or be construed to be a waiver of any default or acquiescence therein.

5.8                                 Amendments.  There will be no modification of the terms and provisions hereof except by the mutual agreement in writing signed by the Parties.  Any attempt to so modify this Agreement in the absence of such writing signed by the Parties shall be considered void and of no effect.

5.9                                 Governing Law; Venue.  The Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Nebraska without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the Parties is now or may do business in or become a resident of a different state.  Subject to the dispute resolution provisions in the Supply Agreements, all disputes arising out of this Master Agreement shall be resolved exclusively by state or federal courts located in Omaha, Nebraska, and each of the Parties waives any objection that it has to the bringing of an action in any such court.

5.10                           Cumulative Remedies.  Unless otherwise specifically provided in this Master Agreement, the rights, powers and remedies of each of the Parties provided in this Master Agreement are cumulative and the exercise of any right, power or remedy under this Master Agreement does not affect any other right, power or remedy that may be available to either Party under this Master Agreement, the Supply Agreements, or otherwise at law or in equity.

5.11                           Forward Contract/Forward Contract Merchants.  The Parties agree that each of them is a forward contract merchant as set forth in 11 U.S.C. §101(26).  The Parties also agree that this Master Agreement, along with the Supply Agreements, are all forward contracts as defined in 11 U.S.C. §101(25).  The payments and transfers described herein shall constitute “Settlement Payments” or “Margin Payments” as set forth in 11 U.S.C. §§ 101(51A) and (38).

5.12                           No Partnership; Relationship.  This Master Agreement shall not create or be construed to create in any respect a partnership or any agency or joint venture relationship between the Parties.  The relationship of Gavilon and Producer established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed: to give either Party the power to unilaterally direct and control the day-to-day activities of the other or to be considered an agent of the other; to constitute the Parties as partners, joint ventures, co-owners or otherwise; or to allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.  Except as otherwise provided herein, nothing contained in this Agreement shall be construed as conferring any right or benefit on a person not a Party to this Agreement.

5.13                           Costs To Be Borne by Each Party.  Except as otherwise provided herein, Producer and Gavilon shall pay its own costs and expenses incurred in the negotiation, preparation and execution of this Master Agreement and of all documents referred to in it.  In the event of any dispute between the Parties with regard to this Master Agreement, the prevailing party shall be entitled to reimbursement for all reasonable out-of-pocket costs and expenses incurred by such Party, including, but not limited to, reasonable and documented attorneys’ fees of outside counsel and court costs.

5.14                           Counterparts.  This Master Agreement may be executed in multiple counterparts with the same effect as if Producer and Gavilon had signed the same document and all counterparts will be construed together and constituted as one and the same instrument.  Each counterpart signature may be executed and delivered to the other Party by facsimile machine or electronic transfer, and the signature as so transmitted shall be as binding upon the executing Party as its original signature, without the necessity of the recipient Party to establish original execution or the existence of such original signature or the document to which affixed, all of which shall be deemed waived.

5.15                           Severability. Any provision of this Master Agreement, which is or becomes prohibited or unenforceable in any jurisdiction, shall not invalidate or impair the remaining provisions of this Master Agreement, and the remaining terms of this Master Agreement shall continue in full force and effect, or if allowed by the law of the applicable jurisdiction, it shall be amended so as to most closely conform to the original intent of this Agreement without the offending provision, and as so amended shall continue in full force and effect.

5.16                           Headings; Interpretations.  The article and section headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Master Agreement.  Unless the context of this Master Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Master Agreement.  This Master Agreement is the product of negotiation by and among the Parties hereto.  This Master Agreement shall be interpreted and construed neutrally as to all Parties, without any Party deemed to be the drafter of this Master Agreement.

5.17                           Time.  Except as otherwise specified herein, all times described herein will be local time in Omaha, Nebraska.

5.18                           Confidentiality.  The term “Confidential Information” and the related confidentiality obligations of Producer and Gavilon, respectively, as set forth in Article 9 of the Corn Supply Agreement shall apply to the terms of this Master Agreement and the information exchanged hereunder.

5.19                           Dispute Resolution.  Except for a different dispute resolution mechanism as specified herein, in the event a dispute arises in connection with the performance or non-performance of this Agreement which the Parties are unable to mutually resolve, the Parties shall submit such matter to arbitration in a neutral geographic location using the arbitration provisions of the Trade Rules, provided such matter involves commercial aspects covered by the Trade Rules and is accepted by the NGFA for resolution; otherwise the Parties shall have available whatever rights or remedies exist at law or equity.  The arbitrator(s) shall have no power to award damages inconsistent with this Agreement.  All aspects of the arbitration shall be treated as confidential and judgment on the arbitrator’s award may be entered in any court having jurisdiction.  The expenses of the arbitrator(s) shall be shared equally by the Parties, and each Party shall bear its own legal costs, unless the arbitrators determine that legal costs shall be otherwise assessed.  Nothing contained in any indemnification provision hereunder shall be construed as having any bearing on the award of attorney’s fees under this Section.  The foregoing dispute-resolution process shall in no event be deemed to excuse either Party from continuing to fulfill its respective obligations under, or to prevent or impede either Party from exercising its rights or remedies set forth in, this Agreement.

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IN WITNESS WHEREOF, the Parties have each executed this Master Agreement on the date first above written.

GAVILON, LLC		HERON LAKE BIOENERGY, LLC

By:	/s/ John W. Neppl	By:	/s/ Robert J. Ferguson
Name:	John W. Neppl	Name:	Robert J. Ferguson
Title:	CFO	Title:	CEO

Master Netting, Setoff, Credit and Security Agreement

(Heron Lake, Minnesota)

Signature Page

EXHIBIT “A”

DEFINITIONS

For purposes of this Master Agreement:

“Business Day” or “Business Days” means the hours from 8:00 a.m. to 5:00 p.m. Central Time excluding Saturdays, Sundays, and scheduled holidays observed by the Chicago Board of Trade, Chicago, Illinois, USA.

“Change in Control” means a change in the ownership of a Party, whereby such change results in any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Project Viking, L.L.C. or any affiliates owned or controlled by Ron and Diane Fagen with respect to Producer, directly or indirectly, having the ability to control the governing body of such Party.

“Delivery Amount” has the meaning as set forth in Section 3.1.

“Exposure” means an amount equal to the amount that would result from closing-out each then-existing transaction for the purchase or sale of ethanol, co-products or corn under the Supply Agreements and calculating the Gain or Loss, if any, for each such transaction, and aggregating or netting such amounts, without duplication, against any or all other amounts owing under the Supply Agreements to a single liquidated settlement payment; provided that the Exposure shall be deemed to be zero whenever the above calculation yields a number less than zero.

“Final Net Settlement Amount” means the sum of the Settlement Amounts, provided that in the event the sum of the Settlement Amounts is positive, it shall be reduced by any amount received by the non-defaulting Party (if any) to the extent the non-defaulting Party shall exercise its rights to apply Margin delivered by the defaulting Party.

“Gain(s)” means, with respect to any transaction or group of transactions, an amount determined by the non-defaulting Party in a commercially reasonable manner and expressed as a negative number equal to the present value as of the close-out date (discounted at the rate determined in a commercially reasonable manner by the non-defaulting Party for the period between the close-out date and the date on which amounts under the transaction or group of transactions would have otherwise been due) of the economic benefit (exclusive of costs and expenses) to the non-defaulting Party, if any, resulting from the termination of such transaction or group of transactions pursuant to this Master Agreement.  Nothing herein shall require the non-defaulting Party to enter into a replacement transaction in order to determine its Gains.

“Holiday” means a nationally recognized or state recognized holiday on which date commercial banks are authorized to close under the laws of, or are in fact closed in, the state where each Party’s office is located.

“Letter of Credit” means an irrevocable, non-transferable standby letter of credit, issued by a major U.S. commercial bank, and in a form, reasonably acceptable to the Secured Party.

Exhibit A-1

“LIBOR” means the per annum rate of interest equal to the London Interbank Offered Rate for overnight deposits at 11:00 a.m. (London time), from time to time in effect, as reported on Telerate.

“Loss(es)” means, with respect to any transaction or group of transactions, an amount determined by the non-defaulting Party in a commercially reasonable manner and expressed as a positive number equal to the present value as of the close-out date (discounted at the rate determined in a commercially reasonable manner by the non-defaulting Party for the period between the close-out date and the date on which amounts under the transaction or group of transactions would have otherwise been due) of the economic loss (exclusive of costs and expenses), to the non-defaulting Party, if any, resulting from the termination of such transaction or group of transactions pursuant to this Master Agreement.  Nothing herein shall require the non-defaulting Party to enter into a replacement transaction in order to determine its Losses.

“Margin” means with respect to Gavilon: (a) cash, or (b) Letter of Credit; and with respect to Producer: (a) cash, or (b) Letter of Credit (excluding the Standby Letter of Credit).

“Netting Statement” has the meaning as set forth in Section 2.2.

“Net Settlement” has the meaning as set forth in Section 2.2.

“NGFA” “ means the National Grain and Feed Association.

“Payment Date” has the meaning as set forth in Section 2.1.

“Plant” means the Producer’s ethanol plant located at Heron Lake, Minnesota.

“Pledgor” has the meaning as set forth in Section 3.1.

“Posted Margin” has the meaning as set forth in Section 3.3.

“Return Amount” has the meaning as set forth in Section 3.1.

“Secured Party” has the meaning as set forth in Section 3.1.

“Settlement Amount” means, with respect to a terminated transaction or group of terminated transactions: (i) the sum of (a) Losses or Gains, as applicable, plus (b) without duplication of any amounts included in the foregoing, costs and expenses incurred by the non-defaulting Party, plus (c) without duplication of any amounts included in the foregoing, any unpaid amounts owed by the defaulting Party to the non-defaulting Party with respect to such terminated transaction or group of terminated transactions, less (ii) without duplication of any amounts included in the foregoing, any unpaid amounts owed by the non-defaulting Party to the defaulting Party with respect to such terminated transaction or group of terminated transactions.  Each Settlement Amount may be either a positive amount (if owed to the non-defaulting Party) or a negative amount (if owed to the defaulting Party).

“Threshold Amount” means, with respect to Gavilon, $[ * * * ], and with respect to Producer, $[ * * * ]; provided that notwithstanding anything to the contrary contained herein, Gavilon may in its sole and reasonable discretion modify such Threshold Amount upon no less than sixty (60) days written notice to Producer; provided further, however, that if an event of default has occurred and is continuing with respect to a Party, then such Party’s Threshold Amount shall be $0.

Exhibit A-2

“Trade Rules” means the trade rules of the NGFA Trade Rules and Arbitration Rules Booklet, as amended March 5, 2010, and as otherwise amended or restated from time to time.  Any reference to the Trade Rules in this Agreement shall be a reference to the specific portions of the Trade Rules which are applicable to such reference.  By way of example and not limitation, any reference to arbitration in accordance with the terms of the Trade Rules shall be a specific reference to the arbitration provisions of the Trade Rules.

“UCC” means the Uniform Commercial Code of the State of Nebraska, as it currently exists or is hereafter revised.

“Valuation Agent” means Gavilon or, if an event of default has occurred and is continuing with respect to Gavilon, Producer or a mutually-agreed third party.

Exhibit A-3

EXHIBIT “B”

LENDER’S CONSENT AND ACKNOWLEDGMENT

The undersigned (“Lender”) hereby acknowledges and agrees as follows:

1.             Heron Lake BioEnergy, LLC (“Counterparty”) and Gavilon, LLC (“Gavilon”) have entered into a certain Master Netting, Setoff, Credit and Security Agreement dated September 1, 2011 (“Netting Agreement”), pursuant to which such Parties will periodically determine and pay the net amount that is owed by one Party to the other.

2.             Lender has been provided with a copy of the Netting Agreement.

3.             The Lender hereby consents to Counterparty’s execution and full performance of the Netting Agreement.

4.             Lender acknowledges that any right, title and interest that it may hold in Counterparty’s receivables (a) do not include any amounts payable by Gavilon to Counterparty except for the amounts of any Net Settlement payment and Final Net Settlement Amount (each as defined in the Netting Agreement), and (b) are otherwise subject and subordinate to Gavilon’s rights, and Counterparty’s obligations, under the Netting Agreement.

LENDER

By:
Its:
Date:

EXHIBIT “C”

LENDER’S CONSENT AND ACKNOWLEDGMENT

The undersigned (“Lender”) hereby acknowledges and agrees as follows:

1.             Heron Lake BioEnergy, LLC (“Counterparty”) and Gavilon, LLC (“Gavilon”) have entered into a certain Master Netting, Setoff, Credit and Security Agreement dated September 1, 2011 (“Netting Agreement”), pursuant to which such Parties will periodically determine and pay the net amount that is owed by one Party to the other.

1.             Lakefield Farmers Elevator, LLC, a wholly-owned subsidiary of Counterparty (“Lakefield”), Counterparty and Gavilon, LLC (“Gavilon”) have entered into a certain Corn Storage Agreement, dated September 1, 2011 (“Storage Agreement”), pursuant to which Lakefield and Counterparty shall receive, store and ship Grain for Gavilon in accordance with terms set forth therein.

2.             Lender has been provided with a copy of the Netting Agreement and Storage Agreement.

3.             Lender hereby consents to Counterparty’s execution and full performance of the Netting Agreement and Lakefield’s and Counterparty’s execution and full performance of the Storage Agreement.

4.             Lender acknowledges that any right, title and interest that it may hold in Counterparty’s Non-Fixed Assets or in Lakefield’s or Counterparty’s real estate, fixtures, equipment, inventory, receivables or other forms of collateral shall be subordinate to (i) the security interest held by Gavilon in the Non-Fixed Assets pledged by Counterparty under the Netting Agreement and (ii) the title to the Grain owned by Gavilon and stored in the Elevators (as defined in the Storage Agreement), and any security interest Lender may have in the collateral of Counterparty or Lakefield shall be subject and subordinate to Gavilon’s rights, and Counterparty’s and Lakefield’s obligations, under the Netting Agreement and Storage Agreement.

LENDER

By:
Its:
Date: